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                                                                      EXHIBIT 11

                    AMERICAN RETIREMENT COMMUNITIES, L.P.

                   Computation of Earnings per Common Share
                         Year ended December 31, 1996
                   (in thousands, except per share amounts)


                                                            Amount    Per Share
                                                            ------    ---------
Pro forma income before extraordinary item                  $3,659      $0.39

Preferred return on special redeemable preferred limited
  partnership interests                                      1,104       0.12
                                                            ------      -----
Pro forma net income before extraordinary item available
  for distribution to partners and shareholders             $2,555      $0.27
                                                            ------      -----
Shares used in calculation:

  Number of shares to be issued to existing partners
    upon reorganization                                           7,812.5

  Equivalent number of shares applicable to reorganization
    note of $25,000 assuming issue price of $16.00 per share      1,562.5
                                                                  -------

          Share used in calculation                               9,375.0
                                                                  -------
